EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO
(763) 475-1400

UROLOGIX ANNOUNCES RESOLUTION OF DEFICIENCY NOTICE

AND STOCK LISTING TRANSFER FROM NASDAQ GLOBAL MARKET TO NASDAQ

CAPITAL MARKET

MINNEAPOLIS — October 2, 2009 — Urologix®, Inc. (NASDAQ:ULGX), received approval on October 1, 2009 from The Nasdaq Stock Market to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. This resolves the Notice of Deficiency announced on September 17, 2009. The Company’s common stock will continue to be traded under the symbol “ULGX” and trading of its common stock will be unaffected by this transfer. The transfer to The Nasdaq Capital Market will be effective as of the opening of business on October 5, 2009.

The Nasdaq Capital Market is one of three tiers of The Nasdaq Stock Market and is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. All companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

The Company’s decision to transfer to The Nasdaq Capital Market is in response to a letter dated September 17, 2009 from The Nasdaq Stock Market stating that the Company’s stockholders’ equity at June 30, 2009 was less than the $10 million minimum required for continued listing on The Nasdaq Global Market under Marketplace Rule 5450(b)(1)(A). As previously disclosed, The Nasdaq Stock Market gave the Company the opportunity to either submit a plan to regain compliance with the requirements of The Nasdaq Global Market or transfer its listing to The Nasdaq Capital Market. The Company determined to proceed with a transfer to The Nasdaq Capital Market.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. These forward-looking statements are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements.